Exhibit 5.1

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

May 29, 2012

Camden National Corporation

Two Elm Street

Camden, Maine 04843

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 800,000 shares (the “Shares”) of Common Stock, no par value per share, of Camden National Corporation, a Maine corporation (the “Company”), that may be issued pursuant to the Camden National Corporation 2012 Equity and Incentive Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have also relied, with your permission, on the opinion of Bernstein Shur, dated May 23, 2012 and attached hereto, with respect to matters of Maine law.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued and sold, from time-to-time, by the Company pursuant to the Plan will be, when issued and sold in accordance with the provisions of the Plan validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP